EXHIBIT 99.1

Lisa Laukkanen, (408) 943-0777, ir@stratexnet.com

FOR IMMEDIATE RELEASE

STRATEX NETWORKS ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

Revenue and Orders Increase; First Eclipse Shipments

SAN JOSE, Calif., April 28, 2004—Stratex Networks, Inc. (NASDAQ: STXN), a leading provider of wireless transmission solutions, today reported financial results for the fourth quarter and fiscal year 2004, ended March 31, 2004. Net sales totaled $44.3 million for the fourth quarter of fiscal year 2004 compared to $46.6 million reported in the fourth quarter of fiscal 2003. Net loss in the fourth quarter of fiscal year 2004, in accordance with generally accepted accounting principles (GAAP), was $16.8 million, or $0.20 per share. This compares to a net loss of $8.1 million, or $0.10 per share reported under GAAP in the fourth quarter of fiscal year 2003. On a non-GAAP basis, net loss in the 2004 fourth quarter excluding restructuring charges and write-off of a deferred tax asset was $9.4 million, or $0.11 per share. This compares to non-GAAP net income of $0.3 million, or break-even per share for the fourth quarter of 2003, excluding legal claim accrual and restructuring charges.

For the fiscal year 2004, Stratex Networks reported net sales of $157.3 million compared to $197.7 million reported for the fiscal year 2003. Net loss under GAAP for 2004 was $37.1 million, or $0.44 per share, compared to a net loss under GAAP of $51.6 million, or $0.62 per share during 2003. On a non-GAAP basis, net loss for 2004 was $33.2 million, or $0.40 per share excluding restructuring charges, reversal of legal claim accrual and write-off of a deferred tax asset. This compares to a non-GAAP net loss of $15.4 million, or $0.19 per share during 2003, excluding legal claim accrual, restructuring charges and impairment loss of investments.

Stratex Networks received $59.6 million in new orders during the fourth quarter of fiscal 2004. Total orders for the fiscal year 2004 were $196 million. The backlog as of March 31, 2004 was $59 million. The Company includes orders expected to ship within 12 months in its backlog.

STRATEX NETWORKS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

“Our fourth quarter capped a year of significant progress for Stratex Networks,” stated Chuck Kissner, Chairman and Chief Executive Officer. “During the year, revenue and orders increased sequentially every quarter, reflecting increased demand for our wireless transmission solutions. Demand particularly accelerated in the second half of the year as we began to introduce a new generation of exciting products.”

Mr. Kissner continued, “To position Stratex for the coming year and beyond, we achieved during FY2004, as planned, several key strategic initiatives, culminating in the introduction and commercial shipment of our new Eclipse platform. During the fourth quarter, new orders for Eclipse exceeded $8 million, and we recorded our first Eclipse sales, in excess of $3 million. During the year, we also introduced offerings to better serve the data transmission market and entered the license-exempt microwave transmission market. Importantly, while investments to reposition the Company were significant during the year, we maintained a strong focus on operating efficiencies to exit the year with a cash and short-term investments balance of nearly $50 million.

“For the past 2 years, we have been investing heavily in what we believe is the most advanced wireless transmission solution on the market. As evidenced by results, customer acceptance has been strongly positive to the initial releases of Eclipse, and further releases are scheduled each quarter over the next year. We have positioned Stratex with the infrastructure and customer solutions to deliver improving financial results. As we begin fiscal 2005, we are committed to leveraging the product and infrastructure results achieved to-date to deliver returns on the investments we have made,” concluded Mr. Kissner.

A conference call with company management will follow this announcement on April 28, 2004 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Investors are invited to listen to the call live via the Internet at www.stratexnet.com. Investors can listen via telephone by dialing (877) 543-9372 domestic or (706) 643-3737 international and entering conference identification number 6657032. A telephone replay using the same conference identification number will be accessible at (800) 642-1687 domestic or (706) 645-9291 international beginning approximately two hours after conclusion of the live call. The Internet link and telephone replay will be available for a period of two weeks following the conference call.

STRATEX NETWORKS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

To supplement the company’s consolidated financial statements presented in accordance with GAAP, Stratex Networks, Inc. uses non-GAAP measures of certain components of financial performance, including operating income (loss), net income (loss) and per share data, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

Safe Harbor Statement: This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the demand for our wireless transmission solutions, market acceptance and future releases of the Eclipse system, offerings to better serve the data transmission and the license-exempt microwave transmission markets, fiscal 2005 returns on investments in our wireless transmission solutions and future revenues and financial results. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors including negative trends in the general economic condition of the worldwide economy, order cancellations, postponements in product deliveries resulting in delayed revenue recognition, increased competition, downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. In addition, orders and backlog are not necessarily indicative of revenue in any future period. For a further discussion of these and other factors that impact the Company’s business in general and may cause the Company’s actual results to differ from those anticipated in the forward-looking statements, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, filed with the Securities and Exchange Commission on February 13, 2004.

About Stratex Networks: With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.

—Tables to follow—

STRATEX NETWORKS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2004	March 31, 2003
Assets
Cash and short-term investments	$49,963	$90,182
Accounts receivable, net	34,295	31,072
Inventories	33,101	20,307
Other current assets	10,932	14,032

Total current assets	128,291	155,593
Property & equipment, net	31,175	28,836
Other assets	3,778	356

Total assets	$163,244	$184,785

Liabilities and Stockholders’ Equity
Accounts payable	$40,033	$23,095
Other current liabilities	21,718	29,745

Total current liabilities	61,751	52,840
Other long-term liabilities	20,311	19,145

Total liabilities	82,062	71,985

Stockholders’ equity	81,182	112,800

Total liabilities and stockholders’ equity	$163,244	$184,785

—continued—

STRATEX NETWORKS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net sales	$44,250	$46,560	$157,348	$197,704
Cost of sales	36,600	33,037	129,191	147,043

Gross profit	7,650	13,523	28,157	50,661

Operating expenses:
Research and development	4,887	3,959	17,151	14,393
Selling, general and administrative	11,505	18,728	39,273	58,922
Amortization of Intangible assets	384	—	790	—
Restructuring charges	5,488	879	5,488	28,240

Total operating expenses	22,264	23,566	62,702	101,555

Operating loss	(14,614)	(10,043)	(34,545)	(50,894)
Other income (expense)	(382)	514	(390)	(326)
Permanent impairment of investments	—	—	—	(412)

Loss before income taxes	(14,996)	(9,529)	(34,935)	(51,632)
Provision (benefit) for income taxes	1,794	(1,416)	2,133	(77)

Net loss	$(16,790)	$(8,113)	$(37,068)	$(51,555)

Basic and diluted loss per share	$(0.20)	$(0.10)	$(0.44)	$(0.62)
Basic and diluted weighted average shares outstanding	83,989	82,710	83,364	82,548

—continued—

STRATEX NETWORKS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
	GAAP (As Reported)	Adjustments	Non-GAAP	GAAP (As Reported)	Adjustments	Non-GAAP
Net sales	$44,250	—	$44,250	$46,560	—	$46,560
Cost of sales	36,600	—	36,600	33,037	—	33,037

Gross profit	7,650	—	7,650	13,523	—	13,523

Operating expenses:
Research and development	4,887	—	4,887	3,959	—	3,959
Selling, general and administrative	11,505	—	11,505	18,728	(7,500)	11,228
Amortization of Intangible assets	384	—	384	—	—	—
Restructuring charges	5,488	(5,488)	—	879	(879)	—

Total operating expenses	22,264	(5,488)	16,776	23,566	(8,379)	15,187

Operating loss	(14,614)	(5,488)	(9,126)	(10,043)	(8,379)	(1,664)
Other income (expense)	(382)	—	(382)	514	—	514

Loss before income taxes	(14,996)	(5,488)	(9,508)	(9,529)	(8,379)	(1,150)
Provision (benefit) for income taxes	1,794	(1,932)	(138)	(1,416)	—	(1,416)

Net income (loss)	$(16,790)	(7,420)	$(9,370)	$(8,113)	(8,379)	266

Basic loss per share	$(0.20)		$(0.11)	$(0.10)		$0.00
Basic weighted average shares outstanding	83,989		83,989	82,710		82,710
Diluted loss per share	$(0.20)		$(0.11)	$(0.10)		$0.00
Diluted weighted average shares outstanding	83,989		83,989	82,710		83,667

The above non-GAAP amounts have been adjusted to eliminate restructuring charges, legal claim accrual and write-off of deferred tax assets. The $7.5 million adjustment is relating to the accrual of legal claims.

STRATEX NETWORKS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 FINANCIAL RESULTS

UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Twelve Months Ended March 31, 2004			Twelve Months Ended March 31, 2003
	GAAP (As Reported)	Adjustments	Non-GAAP	GAAP (As Reported)	Adjustments	Non-GAAP
Net sales	$157,348	—	$157,348	$197,704	—	$197,704
Cost of sales	129,191	—	129,191	147,093	—	147,093

Gross profit	28,157	—	28,157	50,661	—	50,661

Operating expenses:
Research and development	17,151	—	17,151	14,393	—	14,393
Selling, general and administrative	39,273	3,550	42,823	58,922	(7,500)	51,422
Amortization of Intangible assets	790	—	790	—	—
Restructuring charges	5,488	(5,488)	—	28,240	(28,240)	—

Total operating expenses	62,702	(1,938)	60,764	101,555	(35,740)	65,815

Operating loss	(34,545)	(1,938)	(32,607)	(50,894)	(35,740)	(15,154)
Other income (expense)	(390)	—	(390)	(326)	—	(326)
Permanent impairment of investments	—	—	—	(412)	412	—

Loss before income taxes	(34,935)	(1,938)	(32,997)	(51,632)	(36,152)	(15,480)
Provision (benefit) for income taxes	2,133	(1,932)	201	(77)	—	(77)

Net loss	$(37,068)	$(3,870)	$(33,198)	$(51,555)	$(36,152)	$(15,403)

Basic and diluted loss per share	$(0.44)		$(0.40)	$(0.62)		$(0.19)
Basic and diluted weighted average shares outstanding	83,364		83,364	82,548		82,548

The above non-GAAP amounts have been adjusted to eliminate restructuring charges, legal claim accrual, impairment loss on investments and write-off of a deferred tax asset. The $3.5 million adjustment made during the twelve month period ending March 31, 2004 relates to the partial reversal of accrual of legal claim on settlement of one of the claims. The $7.5 million adjustment made during the twelve month period ending March 31, 2003 relates to the accrual of legal claims.